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EXHIBIT 4.7
-----------
                                ESCROW AGREEMENT
                                ----------------


THIS AGREEMENT made this 20th day of September, 1991.
BETWEEN:
                  PACIFIC CORPORATE TRUST COMPANY
                  -------------------------------
                  #830 - 625 Howe Street
                  Vancouver, B. C.

                  (hereinafter called the "Trustee")


                                                               OF THE FIRST PART
AND:
                  TRIDON OIL & GAS LTD.
                  ---------------------
                  a company duly incorporated under the laws of the Province of British Columbia and having its registered and records office at #1750 - 750 West Pender Street,
                  Vancouver, British Columbia

                  (hereinafter called the "Company")


                                                              OF THE SECOND PART
AND:

                  THE UNDERSIGNED SHAREHOLDERS
                  ----------------------------
                  IN TRIDON OIL & GAS LTD.

                  (hereinafter individually called
                  "Shareholder and collectively
                  called the "Shareholders")

                                                               OF THE THIRD PART

WHEREAS:


A. The Company has agreed to issue 18,000,000 shares of its capital stock to the Shareholders (the "Shares"):

B. The Shareholders have agreed to enter into this Escrow Agreement on the terms and conditions hereinafter set forth.

C. The Company agrees to employ its best efforts to ensure that the terms and conditions of this agreement are complied with.

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D.         The Trustee has agreed to undertake and perform its duties according to the terms and conditions of this agreement.

           NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the aforesaid agreements, the mutual covenants and conditions herein contained and other good and valuable consideration, the Shareholders jointly and severally covenant and agree with the Company and the Company and the Trustee covenant and agree with the other and with the Shareholders jointly and severally as follows:

1.         In this Agreement:

           (a)      "Exchange" shall mean the Vancouver Stock Exchange:

           (b) "lost or alienated" shall mean that circumstance where the Company has lost, alienated or has not obtained a good or marketable title to the Asset or that any or all of the Asset has become of little or-no value;

           (c) "Shares" shall mean the shares of the Shareholders set opposite their names in Schedule "A" attached hereto, together with any additional shares issued by way of a dividend paid in shares, which accrues to the Shares, and shall be deemed to refer to the certificate or certificates representing such shares;

           (d) "Property or Asset" shall mean the assets held by and the business carried on by the Company from time to time;

           (e) "Superintendent" shall mean the Superintendent of Brokers of the Province of British Columbia or any Deputy Superintendent of Brokers of the Province of British Columbia, or any duly authorized person performing his duties under the SECURITIES ACT of the Province of British Columbia as from time to time amended;

           (f)      "Superintendent or Exchange" means the
                    Superintendent, if the shares of the Company are not listed on the Exchange, or the Exchange if the shares of the Company are listed on the Exchange.

2. The Shareholders hereby place and deposit in escrow with the Trustee the number of Shares of the Company set forth opposite their name in Schedule "A" attached hereto.

3. The Shares shall be released from the escrow hereby created on the basis of cash flow as derived from audited financial statements. "Cash flow" means the net income before tax from the operations of the Company on an annual basis, commencing on the last day of the month in which the Superintendent has issued a receipt for the Company's prospectus, as adjusted for the following add -backs, plus any other capitalization changes as may be r-required from the Superintendent or the Exchange:

           (a)      depreciation;
           (b)      depletion;
           (c) any amortization for goodwill, licenses, or other deferred charges; and
           (d)      any amortization of development costs.

         Releases of shares from escrow shall be made on the basis$ of cash flow as disclosed in audited financial statements, Cumulative cash flow is to be determined by cumulating cash flow for any 12 consecutive month period, or multiple thereof commencing before, in or after the month in which the shares are issued. The number of shares releasable from escrow in that year or multiple thereof will be computed by dividing by $ 0.15 the cumulative cash flow for the aforementioned period.


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4.         Until such time as the Shares are released from the escrow hereby created pursuant to the terms and conditions of this agreement, the parties hereby agree that the Shares and the beneficial ownership of or any interest in them shall not be sold, assigned, hypothecated, alienated, released from escrow, transferred within escrow, or otherwise in any manner dealt with except as may be required by reason of the death or bankruptcy of the Shareholders, in which case the Trustee shall hold the Shares subject to this agreement, for whatever person, firm, Dr corporation shall be legally entitled to be or become the registered owner thereof, or by other due process of law.

5. Until such time as the Shares are released from the escrow hereby created pursuant to the terms and conditions of this agreement, the Shareholders hereby direct the Trustee to retain their Shares, and not to do or cause anything to be done to release the same from escrow or to allow any transfer, hypothecation, or alienation thereof. The Trustee hereby accepts the responsibilities placed on it hereby and agrees to perform the same in accordance with the terms hereof and in accordance with any order or direction of the Superintendent or Exchange, subject only to any right of appeal against any such order or direction as referred to herein.

6. If, during the period in which any of the Shares are retained in escrow pursuant hereto, any dividend, other than a dividend paid in shares of the Company, is received by the Trustee in respect of the Shares, such dividend shall be paid or transferred forthwith to the Shareholders pro rata. Any shares received by the Trustee by way of dividend in respect of the Shares shall be dealt with as if they were Shares hereunder.

7. All voting rights attached to the Shares may at all times be exercised by the registered owners thereof.

8. The Company hereby acknowledges the terms and conditions of this agreement and agrees to take all reasonable steps to facilitate its performance.

9. The release from escrow of any of the Shares pursuant to the terms of this agreement shall terminate this agreement only in respect to those Shares so released. For greater certainty this clause does not apply to Shares transferred within escrow.

10. Any shares not released from the escrow hereby created before the expiration of ten (10) years from the date hereof shall be cancelled forthwith and the Company and the Trustee hereby agree to take all such actions as may be necessary to expeditiously effect such cancellation.

11. In the event that the Company has lost or alienated the Shares, the Company and the Shareholders have the express obligation and hereby agree to declare any such event or circumstances and the particulars thereof to the Superintendent or Exchange.

12. In the event that the Company has at any time hereafter lost or alienated the Property or Assets the Company, any director of the Company, the Shareholders or any shareholder or group of shareholders of the Company holding in the aggregate not less than 5% of the issued and outstanding common shares of the Company may, by notice in writing directed to the Superintendent or Exchange, request that the Superintendent or Exchange order or direct that the Shares remaining in escrow hereunder be cancelled.

13. Upon the Superintendent or Exchange being advised of the loss or alienation of the Property or Assets pursuant to paragraph 11 or upon receiving a notice in writing pursuant to paragraph 12, it may, at its discretion, make such order or direction for the cancellation of the Shares as it seems advisable, and the Company and the Shareholders hereby agree, subject to paragraph 17 to be bound by such order and to take all such actions as may be necessary to expeditiously carry out such order.

14. Upon the Trustee being advised of an order or direction under paragraph 13, the Trustee subject to paragraph 16 hereof, shall cancel such Shares as the Superintendent or Exchange has ordered or directed.


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15.        Upon receipt of any order or direction of the Superintendent or
Exchange pursuant to paragraph 14 hereof and subject as herein provided, the Shareholders hereby irrevocably appoint the Trustee their attorney for the purpose of canceling, selling, assigning, or transferring any portion of the Shares and for the purpose of executing any necessary acts of assignment or transfer, and with authority to substitute one or more persons with like full power.

16. Upon receipt by the Trustee of any order or direction for the cancellation of any of the Shares, the Trustee shall forthwith advise the Shareholders and shall not take any steps to cancel such Shares for ninety
(90) days from receipt of the order or direction. The Company or the Shareholders shall have the right to appeal the decision of the Superintendent or Exchange as if it were a decision of the Superintendent in accordance with the provisions of the SECURITIES ACT of the Province of British Columbia.

17. Notice of any order or direction of the Superintendent or Exchange shall be given by the Trustee to all persons or parties affected thereby at their last known registered address.

18. The-parties hereto agree that in consideration of the premises and of the Trustee agreeing to act in such capacity, the Shareholders and the Company do hereby jointly and severally covenant and agree from time to time and at all times hereafter well and truly to save, defend and keep harmless and ful1y indemnify the Trustee. its successors and assigns, from and against all loss, costs, charges, suits, demands, claims, damages and expenses which the Trustee, its successors or assigns, may at any time or times hereafter bear, sustain, suffer or be put unto for or by reason or on account of its acting as Trustee or anything in any manner relating thereto or by reason of the Trustee's compliance in good faith with the terms hereof.

19. It is further agreed by and between the parties hereto, and without restricting the foregoing indemnity, that in case proceedings should hereafter be taken in any Court respecting the Shares, the Trustee shall not be obliged to defend any such action or submit its rights to the Court until it shall have been indemnified by other good and sufficient security in addition to the indemnity hereinbefore given against its cost of such proceedings.

20. This agreement may be executed in several parts in the same form and such parts as so executed shall together form one original agreement, and such parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this agreement.

21. Wherever the singular or masculine are used throughout this agreement, the same shall be construed as being the plural or feminine or neuter where the context so requires.

22. This agreement shall inure to the benefit of and be binding upon the parties hereto, their and each of their heirs, executors, administrators, successors and permitted assigns.

           IN WITNESS WHEREOF the parties hereto have executed these presents the day and year first above written. The Common Seal of PACIFIC CORPORATE TRUST COMPANY was hereunto affixed in the presence of:

The Common Seal of TRIDON OIL
& GAS LTD. was hereunto
affixed in the presence of:


/s/ OWEN RICHMAN
------------------------------------

The Common Seal of ENERGAS
CORPORATION was hereunto
affixed in the presence of:


/s/ GEORGE SHAW
------------------------------------

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                                  SCHEDULE "A"
                                  ------------


1.             NAME OF SHAREHOLDER                   NUMBER OF SHARES
               -------------------                   ----------------
               Energas Corporation                      14,112,000
               3750 West Main Street
               Norman, Oklahoma  73072
               Energas Pipeline Company                  3,888,000
               3750 West Main Street
               Norman, Oklahoma  73072


               TOTAL:                                   18,000,000



NOTE:   A further 633,353 shares of the Company will be added to the total of shares held in escrow pursuant to the terms of this Agreement for the account of Energas Corporation should the Company exercise its option to acquire a further undivided 2% working interest from Energas Corporation by the agreement to which this agreement is attached as Schedule "B".